ORION ENGINEERED CARBONS

Exhibit 99.1	INVESTOR CONTACT: Wendy Wilson Investor Relations +1 281-974-0155
Orion Engineered Carbons Reports Record
First Quarter Financial Results

HOUSTON—May 4, 2023—Orion Engineered Carbons (NYSE: OEC), a specialty chemical company, today announced financial results for the first quarter of 2023.

First Quarter 2023 Financial Highlights
•Net sales of $500.7 million, up $16.2 million, year over year
•Net income of $42.3 million, up $9.8 million, year over year
•Diluted EPS of $0.70, up $0.17, year over year
•Record Adjusted EBITDA1 of $101 million, up 22%, year over year
•Record Adjusted Diluted EPS1 of $0.74, up $0.17, year over year
•Record rubber Gross profit per ton2 of $467
1 The reconciliations of Non-U.S. GAAP (“GAAP”) measures to the respective most comparable GAAP measures are provided in the section titled Reconciliation of Non-GAAP Financial Measures below.
2 For Non-GAAP measures definitions refer to Cautionary Statement for the Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995 below.

“This is an exciting time for Orion and a tremendous step-up in our results, with record Adjusted EBITDA of $101 million, up 22 percent, and record Adjusted Diluted EPS of $0.74,” said Corning Painter, Orion’s chief executive officer. “Beyond the numbers, the dedicated Orion team achieved significant milestones. We realized higher rubber pricing, started up our plant in Huaibei, China, and commissioned our Borger, Texas air emissions project. We expect the achieved rubber carbon black pricing to be the new basis from which we can grow,” said Corning Painter, Orion’s chief executive officer.

Jeff Glajch, Orion’s chief financial officer added, “We had strong cash flow in the first quarter. We repurchased $29 million of shares and lowered our net debt by $36 million. Our debt to EBITDA ratio at the end of the first quarter stands at 2.5 times and we expect to continue to lower this throughout 2023. We are well positioned to expand free cash flow by approximately $100 million and generate increased Adjusted EBITDA this year. Looking forward, we will take a balanced approach toward spending for growth, further reducing debt and exploring additional avenues to generate positive returns to shareholders.”

ORION ENGINEERED CARBONS
First Quarter 2023 Overview:

(In millions, except per share data or stated otherwise)	Q1 2023	Q1 2022	Y/Y Change	Y/Y Change in %
Volume (kmt)	233.5	253.2	(19.7)	(7.8)%
Net sales	500.7	484.5	16.2	3.3%
Gross profit	136.4	117.9	18.5	15.7%
Gross profit per metric ton(1)	584.2	465.6	118.6	25.5%
Income from operations	73.5	54.6	18.9	34.6%
Net income	42.3	32.5	9.8	30.2%
Adjusted EBITDA(1)	101.1	83.2	17.9	21.5%
Basic EPS	0.70	0.53	0.17	32.1%
Diluted EPS	0.70	0.53	0.17	32.1%
Adjusted Diluted EPS(1)	0.74	0.57	0.17	29.8%
(1)The reconciliations of these non-GAAP measures to the respective most comparable GAAP measures are provided in the section titled Reconciliation of Non-GAAP Financial Measures.

Volume decreased by 19.7 kmt, year over year. The decrease in Specialty carbon black was due to the economic slowdown in our lower profitability end markets, while a smaller reduction in Rubber carbon black volume was due to short-term demand and customer turnarounds.

Net sales increased by $16.2 million, or 3.3%, year over year, driven primarily by strong improvements in 2023 negotiated Rubber carbon black price. Specialty carbon black product mix was favorable. Those gains were partially offset by lower volume.

Gross profit increased by $18.5 million, or 15.7%, to $136.4 million, year over year. The increase was primarily driven by improved contractual Rubber carbon black price and favorable Specialty carbon black mix and timing benefits. Those were partially offset by lower volume in both segments. Higher margins per ton resulted from price increases in Rubber carbon black to recover environmental and reliability-related capital expenditures and an improved mix in Specialty carbon black.

Income from operations increased by $18.9 million, or 34.6%, to $73.5 million, year over year, driven primarily by improved Rubber carbon black price and favorable product mix, partially offset by lower volume in both segments.

Adjusted EBITDA increased by $17.9 million, or 21.5%, to $101.1 million, year over year, primarily due to improved Rubber carbon black price and favorable Specialty carbon black product mix, partially offset by lower volume in both segments.

ORION ENGINEERED CARBONS
Quarterly Business Segment Results

SPECIALTY CARBON BLACK

(In millions, unless stated otherwise)	Q1 2023	Q1 2022	Y/Y Change	Y/Y Change in %
Volume (kmt)	53.0	65.6	(12.6)	(19.2)%
Net sales	162.0	177.6	(15.6)	(8.8)%
Gross profit	52.1	57.6	(5.5)	(9.5)%
Gross profit per metric ton(1)	983.0	878.0	105.0	12.0%
Adjusted EBITDA	37.3	42.5	(5.2)	(12.2)%
Adjusted EBITDA/metric ton	703.8	647.9	55.9	8.6%
Adjusted EBITDA margin (%)(1)	23.0%	23.9%	(90)bps	(3.8)%
(1)For Non-GAAP measures definitions refer to Cautionary Statement for the Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995 below.
Specialty carbon black segment volume declined by 12.6 kmt, or 19.2%, year over year due to the economic slowdown in all major ends markets and price competition.
Net sales decreased by $15.6 million, or 8.8%, to $162.0 million, year over year, primarily driven by reduced sales volume in low end markets, partially offset by favorable product mix.
Adjusted EBITDA declined by $5.2 million, or 12.2%, to $37.3 million, year over year, primarily driven by volume reduction, partially offset by improved gross profit margins.
Year over year, Adjusted EBITDA per ton increased by $55.9 or 8.6%, to $703.8, primarily driven by higher margins and favorable product mix, partially offset by lower volumes.
Year over year, Adjusted EBITDA margin decreased 90 basis points to 23.0%.

RUBBER CARBON BLACK

(In millions, unless stated otherwise)	Q1 2023	Q1 2022	Y/Y Change	Y/Y Change in %
Volume (kmt)	180.5	187.6	(7.1)	(3.8)%
Net sales	338.7	306.9	31.8	10.4%
Gross profit	84.3	60.3	24.0	39.8%
Gross profit per metric ton(1)	467.0	321.4	145.6	45.3%
Adjusted EBITDA	63.8	40.7	23.1	56.8%
Adjusted EBITDA/metric ton	353.5	217.0	136.5	62.9%
Adjusted EBITDA margin (%)(1)	18.8%	13.3%	550bps	41.4%
(1)For Non-GAAP measures definitions refer to Cautionary Statement for the Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995 below.
Rubber carbon black segment volume declined by 7.1 kmt, or 3.8%, year over year due to timing of customer shutdowns.
Net sales increased by $31.8 million, or 10.4%, to $338.7 million, year over year, primarily due to contractual price increases, partially offset by the lower volume.
Adjusted EBITDA increased by $23.1 million, or 56.8%, to $63.8 million, year over year, driven by contractual price improvement, which resulted in improved gross profit margins, partially offset by lower volume.

ORION ENGINEERED CARBONS
Year over year, Adjusted EBITDA per ton increased by $136.5, or 62.9% to $353.5, year over year.
Adjusted EBITDA margin rose 550 basis points to 18.8%.
Debt
As of March 31, 2023, the company net debt was $822.3 million and EBITDA to debt ratio was 2.49x.
Outlook
“We are reiterating our 2023 guidance for the year of an Adjusted EBITDA range of $350 million to $380 million, up 17 percent at the midpoint, compared with 2022. We are also continuing to project full year 2023 Adjusted EPS of $2.30 to $2.60, up 25 percent at the midpoint. Free cash flow should be approximately $100 million this year. Our guidance takes into consideration items recorded in our first quarter that will not repeat this year. We remain on track to realize our 2025 goal of a mid-cycle Adjusted EBITDA earnings capacity of $500 million,” Mr. Painter concluded.
Conference Call
As previously announced, Orion will hold a conference call tomorrow, Friday, May 5, 2023, at 8:30 a.m. (EDT). The dial-in details for the live conference call are as follows:

U.S. Toll Free:	1-877-407-4018
International:	1-201-689-8471
A replay of the conference call may be accessed by phone at the following numbers through May 12, 2023:

U.S. Toll Free:	1-844-512-2921
International:	1-412-317-6671
Conference ID:	13737334
Additionally, an archived webcast of the conference call will be available on the Investor Relations section of the company’s website at www.orioncarbons.com.
To learn more about Orion, visit the company’s website at www.orioncarbons.com, where we regularly post information including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.
About Orion Engineered Carbons
Orion Engineered Carbons (NYSE: OEC) is a leading global supplier of carbon black, a solid form of carbon produced as powder or pellets. The material is made to customers’ exacting specifications for tires, coatings, ink, batteries, plastics and numerous other specialty, high-performance applications. Carbon black is used to tint, colorize, provide reinforcement, conduct electricity, increase durability, and add UV protection. Orion has innovation centers on three continents and 15 plants worldwide, offering the most diverse variety of production processes in the industry. The company’s corporate lineage goes back more than 160 years to Germany, where it operates the world’s longest-running carbon black plant. Orion is a leading innovator, applying a deep understanding of customers’ needs to deliver sustainable solutions. For more information, please visit www.orioncarbons.com.

ORION ENGINEERED CARBONS
Cautionary Statement for the Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995
This document contains and refers to certain forward-looking statements with respect to our financial condition, results of operations and business, including those in the “Outlook” and “Quarterly Business Segment Results” sections above. These statements constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among others, statements concerning the potential exposure to market risks, statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions and statements that are not limited to statements of historical or present facts or conditions. Forward-looking statements are typically identified by words such as “anticipate,” “assume,” “assure,” “believe,” “confident,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “objectives,” “outlook,” “probably,” “project,” “will,” “seek,” “target,” “to be” and other words of similar meaning.
These forward-looking statements include, without limitation, statements about the following matters: • our strategies for (i) strengthening our position in Specialty carbon black or Rubber carbon black, (ii) increasing our Specialty or Rubber carbon black margins and (iii) strengthening the competitiveness of our operations; • our cash flow projections; • the installation and operation of pollution control technology in our United States (“U.S.”) manufacturing facilities pursuant to the U.S. Environmental Protection Agency (“EPA”) consent decree; • the outcome of any in-progress, pending or possible litigation or regulatory proceedings; the expectations regarding environmental-related costs and liabilities; • the expectations regarding the performance of our industry and the global economy, including with respect to foreign currency rates; • the sufficiency of our cash on hand and cash provided by operating activities and borrowings to pay our operating expenses, satisfy our debt obligations and fund capital expenditures; • the ability to pay dividends; • the ability to have access to new debt providers; • our anticipated spending on, and the timely completion and anticipated impacts of, capital projects including growth projects, emission reduction projects and the construction of new plants; • our projections and expectations for pricing, financial results and performance in 2023 and beyond; • the status of contract negotiations with counterparties and the impact of new contracts on our growth; • the implementation of our natural gas and other raw material consumption reduction contingency plan; • the demand for our specialty products; • our expectation that the markets we serve will continue to remain stable or grow; and • our ability to mitigate the impacts of the outbreak of COVID-19 and variances thereof;
All these forward-looking statements are based on estimates and assumptions that, although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed upon any forward-looking statements. There are important factors that could cause actual results to differ materially from those contemplated by such forward-looking statements. These factors include, among others: • the negative or uncertain worldwide economic conditions and developments; • the volatility and cyclicality of the industries in which we operate; • the operational risks inherent in chemicals manufacturing, including disruptions due to technical facilities, severe weather conditions or natural disasters; • our dependence on major customers and suppliers; • the unanticipated fluctuations in demand for our specialty products, including due to factors beyond our control; • our ability to compete in the industries and markets in which we operate; • our ability to address changes in the nature of future transportation and mobility concepts, which may impact our customers and our business; • our ability to develop new products and technologies successfully and the availability of substitutes for our products; • our ability to implement our business strategies; • our ability to respond to changes in feedstock prices and quality; • our ability to realize benefits from investments, joint ventures, acquisitions or alliances; • our ability to negotiate with counterparties on terms satisfactory to us and the satisfactory performance by such counterparties of their obligations to us as well as our ability to meet our performance obligations towards such counterparties; • our ability to realize benefits from planned plant capacity expansions and site development projects and the impact of potential delays to such expansions and projects; • our information technology systems failures, network disruptions and breaches of data security; • our relationships with our workforce, including negotiations with labor unions, strikes and work stoppages; • our ability to recruit or retain key management and personnel; • our exposure to political or country risks inherent in doing business in some countries; • any and all impacts from the Russian war against Ukraine and/or any escalation thereof as well as related energy shortages or other economic or physical impairments or disruptions; • the geopolitical events in the European Union (“EU”), relations amongst the EU member states as well as future relations between the EU and other countries and organizations; • the environmental, health and safety regulations, including nanomaterial and greenhouse gas emissions regulations, and the related costs of maintaining compliance and addressing liabilities; • the possible future investigations and enforcement actions by governmental, supranational agencies or other organizations; • our operations as a company in the chemical sector, including the related risks of leaks, fires and toxic releases; • the market and regulatory changes that may affect our ability to sell or otherwise benefit from co-generated energy; • any litigation or legal proceedings, including product liability, environmental or asbestos related claims; • our ability to protect our intellectual property rights and know-how; • our ability to generate the funds required to service our debt and finance our

ORION ENGINEERED CARBONS
operations; • any fluctuations in foreign currency exchange and interest rates; • the availability and efficiency of hedging; • any changes in international and local economic conditions, including with regard to the dollar and the euro, dislocations in credit and capital markets and inflation or deflation; the effects of the COVID-19 pandemic on our business and results of operations; • the potential impairments or write-offs of certain assets; • any required increases in our pension fund contributions; • the adequacy of our insurance coverage; • any changes in our jurisdictional earnings mix or in the tax laws or accepted interpretations of tax laws in those jurisdictions; • any challenges to our decisions and assumptions in assessing and complying with our tax obligations; • the potential difficulty in obtaining or enforcing judgments or bringing legal actions against Orion Engineered Carbons S.A. (a Luxembourg incorporated entity) in the U.S. or elsewhere outside Luxembourg; and • any current or future changes to disclosure requirements and obligations, related audit requirements and our ability to comply with such obligations and requirements.
You should not place undue reliance on forward-looking statements. We present certain financial measures that are not prepared in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies. These non-U.S. GAAP measures are Adjusted EBITDA, Adjusted Diluted EPS, Net debt and Capital expenditures. Adjusted EBITDA, Adjusted EPS and Net debt are not measures of performance under U.S. GAAP and should not be considered in isolation or construed as substitutes for Net sales, consolidated profit (loss) for the period, Income from operations, Gross profit or other U.S. GAAP measures as an indicator of our operations in accordance with U.S. GAAP. For a reconciliation of these non-U.S. GAAP financial measures to the most directly comparable U.S. GAAP measures, see table titled Reconciliation of Non-GAAP to GAAP Financial Measures.
Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include those factors detailed under the captions “Cautionary Statement for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995” and “Risk Factors” in our Annual Report in Form 10-K for the year ended December 31, 2022, in Note Q. Commitments and Contingencies to our audited Consolidated Financial Statements regarding contingent liabilities, including litigation and in Form 10-Q for the period ended March 31, 2023. It is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement — including those in the “Outlook” and “Quarterly Business Segment Results” sections above — as a result of new information, future events or other information, other than as required by applicable law.
Reconciliation of Non-GAAP Financial Measures
We present certain financial measures that are not prepared in accordance with GAAP or the accounting standards of any other jurisdiction and may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to their nearest comparable GAAP measures, see section Reconciliation of Non-GAAP Financial Measures below.
These non-GAAP measures include, but are not limited to, Gross profit per metric ton, Adjusted EBITDA, Capital Expenditures, Segment Adjusted EBITDA Margin (in percentage), Discretionary Cash Flow, Free Cash Flow and Adjusted Diluted EPS.
We define Gross profit per metric ton as Gross profit divided by volume measured in metric tons. We define Adjusted EBITDA as Income from operations before depreciation and amortization, share-based compensation and non-recurring items (such as, restructuring expenses, consulting fees related to Company strategy, legal settlement gain, etc.) plus Earnings in affiliated companies, net of tax. We definite Net Working Capital as Inventories, net plus Accounts receivable, net minus Accounts payable. We define Net debt as Total debt per Consolidated Balance Sheets plus Deferred debt issuance cost - Term loans minus Cash and cash equivalents. We define Capital Expenditures as Cash paid for the acquisition of intangible assets and property, plant and equipment. We define Segment Adjusted EBITDA Margin (in percentage) as Segment Adjusted EBITDA divided by segment revenue. We define Discretionary Cash Flow as Adjusted EBITDA less capital expenditures for maintenance and EPA less cash paid for interest and taxes. We define Free Cash Flow as Adjusted EBITDA less Total Capital Expenditures and cash paid for dividends, interest, and taxes. We define Adjusted Diluted EPS as Net income before long-term incentive plan, other adjustment items, reclassification of actuarial gains (losses) from AOCI, intangible assets amortization, foreign exchange rate impacts, amortization of transaction costs, tax effect on add back items at estimated tax rate divided by weighted average diluted number of shares.
Adjusted EBITDA is used by our chief operating decision maker (“CODM”) to evaluate our operating performance and to make decisions regarding allocation of capital, because it excludes the effects of items that have less bearing on the performance of our underlying core business. We use this measure, together with other measures of performance under GAAP,

ORION ENGINEERED CARBONS
to compare the relative performance of operations in planning, budgeting and reviewing our business. We believe these measures are useful measures of financial performance in addition to Net income, Income from operations and other profitability measures under GAAP, because they facilitate operating performance comparisons from period to period. By eliminating potential differences in results of operations between periods caused by factors such as depreciation and amortization methods, historic cost and age of assets, financing and capital structures and taxation positions or regimes, we believe that Adjusted EBITDA provides a useful additional basis for evaluating and comparing the current performance of the underlying operations. In addition, we believe these non-GAAP measures aid investors by providing additional insight into our operational performance and help clarify trends affecting our business.
However, other companies and analysts may calculate non-GAAP financial measures differently, so making comparisons among companies on this basis should be done carefully. Non-GAAP measures are not performance measures under GAAP and should not be considered in isolation or construed as substitutes for Net sales, Net income, Income from operations, Gross profit and other GAAP measures as an indicator of our operations in accordance with GAAP.
We are not able to reconcile the forward-looking non-GAAP financial measures to the closest corresponding GAAP measure without unreasonable efforts, because we are unable to predict the ultimate outcome of certain significant items. These items include, but are not limited to, significant legal settlements, tax and regulatory reserve changes, restructuring costs and acquisition and financing related impacts.

ORION ENGINEERED CARBONS
Reconciliation of Non-GAAP to GAAP Financial Measures
The following tables present a reconciliation of each Non-GAAP measure to the most directly comparable GAAP measure:
Reconciliation of Net income to Adjusted EBITDA:

	First Quarter
(In millions)	2023	2022

Net income	$42.3	$32.5
Add back Income tax expense	18.3	13.8
Add back Equity in earnings of affiliated companies, net of tax	(0.1)	(0.1)
Income before earnings in affiliated companies and income taxes	60.5	46.2
Add back Interest and other financial expense, net	15.2	8.4
Add back Reclassification of actuarial gain from AOCI	(2.2)	—
Income from operations	73.5	54.6
Add back Depreciation of property, plant and equipment and amortization of intangible assets and right of use assets	25.7	27.3
EBITDA	99.2	81.9
Equity in earnings of affiliated companies, net of tax	0.1	0.1
Long term incentive plan	2.1	1.5
Other adjustment	(0.3)	(0.3)
Adjusted EBITDA	$101.1	$83.2
Reconciliation of Gross profit per metric ton:

	First Quarter
(In millions, unless otherwise indicated)	2023	2022

Net sales	$500.7	$484.5
Cost of sales	(364.3)	(366.6)
Gross profit	$136.4	$117.9
Volume (in kmt)	233.5	253.2
Gross profit per metric ton	$584.2	$465.6
Reconciliation of Total debt per the Consolidated Balance Sheet to Net debt:

(In millions)	March 31, 2023	December 31, 2022

Current portion of long term debt and other financial liabilities	$230.2	$258.3
Long-term debt, net	664.6	657.0
Total debt as per Consolidated Balance Sheets	894.8	915.3
Add: Deferred debt issuance costs - Term loans	4.3	4.4
Less: Cash and cash equivalents	76.8	60.8
Net debt	$822.3	$858.9

ORION ENGINEERED CARBONS
Reconciliation of Net income to Adjusted net income and Diluted EPS to Adjusted Diluted EPS:

	First Quarter
(In millions, except per share amounts)	2023	2022

Net income	$42.3	$32.5
add back long term incentive plan	2.1	1.5
add back other adjustment items	(0.3)	(0.3)
add back reclassification of actuarial gains from AOCI	(2.2)	—
add back intangible assets amortization	1.8	1.9
add back foreign exchange rate impacts	2.1	(0.6)
add back amortization of transaction costs	0.6	0.4
Tax effect on add back items at estimated tax rate	(1.3)	(0.9)
Adjusted net income	$45.1	$34.5

Total add back items	$2.8	$2.0
Impact add back items per share	$0.04	$0.04
Diluted EPS	$0.70	$0.53
Adjusted Diluted EPS	$0.74	$0.57

ORION ENGINEERED CARBONS
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(In millions, except share and per share data)	2023	2022

Net sales	$500.7	$484.5
Cost of sales	364.3	366.6
Gross profit	136.4	117.9
Selling, general and administrative expenses	57.7	57.5
Research and development costs	6.2	5.5
Other (income) expenses, net	(1.0)	0.3
Income from operations	73.5	54.6
Interest and other financial expense, net	15.2	8.4
Reclassification of actuarial gain from AOCI	(2.2)	—
Income before earnings in affiliated companies and income taxes	60.5	46.2

Income tax expense	18.3	13.8
Earnings in affiliated companies, net of tax	0.1	0.1
Net income	$42.3	$32.5

Weighted-average shares outstanding (in thousands):
Basic	60,287	60,879
Diluted	60,623	61,019
Earnings per share:
Basic	$0.70	$0.53
Diluted	$0.70	$0.53

ORION ENGINEERED CARBONS
Condensed Consolidated Statements of Financial Position (Unaudited)

(In millions, except share amounts)	March 31, 2023	December 31, 2022

ASSETS
Current assets
Cash and cash equivalents	$76.8	$60.8
Accounts receivable, net	335.2	367.8
Inventories, net	271.0	277.9
Income tax receivables	13.0	5.2
Prepaid expenses and other current assets	61.3	66.8
Total current assets	757.3	778.5
Property, plant and equipment, net	832.2	818.5
Right-of-use assets	99.1	97.6
Goodwill	74.9	73.4
Intangible assets, net	27.3	27.8
Investment in equity method affiliates	5.2	5.0
Deferred income tax assets	41.1	29.1
Other assets	51.7	58.8
Total non-current assets	1,131.5	1,110.2
Total assets	$1,888.8	$1,888.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$184.4	$184.1
Current portion of long term debt and other financial liabilities	230.2	258.3
Accrued liabilities	32.7	44.7
Income taxes payable	36.8	31.3
Other current liabilities	46.7	34.4
Total current liabilities	530.8	552.8
Long-term debt, net	664.6	657.0
Employee benefit plan obligation	51.6	50.0
Deferred income tax liabilities	80.2	70.0
Other liabilities	100.6	99.5
Total non-current liabilities	897.0	876.5
Stockholders' Equity
Common stock
Authorized: 65,035,579 and 65,035,579 shares with no par value
Issued – 60,992,259 and 60,992,259 shares with no par value
Outstanding – 59,416,191 and 60,571,556 shares	85.3	85.3
Treasury stock, at cost, 1,576,068 and 420,703	(35.2)	(8.8)
Additional paid-in capital	73.9	76.4
Retained earnings	360.0	319.0
Accumulated other comprehensive loss	(23.0)	(12.5)
Total stockholders' equity	461.0	459.4
Total liabilities and stockholders' equity	$1,888.8	$1,888.7

ORION ENGINEERED CARBONS
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(In millions)	2023	2022

Cash flows from operating activities:
Net income	$42.3	$32.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment and amortization of intangible assets and right of use assets	25.7	27.3
Amortization of debt issuance costs	0.6	0.4
Share-based incentive compensation	2.1	1.5
Deferred tax provision	1.1	2.6
Foreign currency transactions	0.8	(5.6)
Reclassification of actuarial gain from AOCI	(2.2)	—
Changes in operating assets and liabilities, net:
Trade receivables	35.4	(83.6)
Inventories	5.7	(25.6)
Trade payables	1.4	20.7
Other provisions	(12.7)	(13.7)
Income tax liabilities	(4.1)	6.2
Other assets and liabilities, net	12.0	9.5
Net cash provided by (used in) operating activities	108.1	(27.8)
Cash flows from investing activities:
Acquisition of property, plant and equipment	(30.5)	(48.8)
Net cash used in investing activities	(30.5)	(48.8)
Cash flows from financing activities:
Proceeds from long-term debt borrowings	1.8	0.9
Repayments of long-term debt	(0.8)	(0.8)
Cash inflows related to current financial liabilities	30.8	90.4
Cash outflows related to current financial liabilities	(63.7)	(37.9)
Dividends paid to shareholders	(1.3)	(1.2)
Repurchase of common stock	(29.3)	—
Net cash provided by (used in) financing activities	(62.5)	51.4
Increase (decrease) in cash, cash equivalents and restricted cash	15.1	(25.2)
Cash, cash equivalents and restricted cash at the beginning of the period	63.4	68.5
Effect of exchange rate changes on cash	0.9	0.7
Cash, cash equivalents and restricted cash at the end of the period	79.4	44.0
Less restricted cash at the end of the period	2.6	2.7
Cash and cash equivalents at the end of the period	$76.8	$41.3